Exhibit 4.8

TIGER MEDIA, INC. (formerly known as SearchMedia Holdings Limited)

AMENDED AND RESTATED 2008 SHARE INCENTIVE PLAN

OPTION GRANT AGREEMENT

Name:	Plan: Tiger Media, Inc. (fka SearchMedia Holdings Limited) Amended and Restated 2008 Share Incentive Plan Grant: Option to purchase 75,000 shares of Tiger Media, Inc. (the “Company”) Exercise Price:

Date: , 20	Grant Date: , 20

Because you are a valuable member of the Company, effective on the Grant Date you have been granted the option to purchase the number of shares of the Company (the “Shares”) at the exercise price designated above, in accordance with the provisions of the Tiger Media, Inc. (fka SearchMedia Holdings Limited) Amended and Restated 2008 Share Incentive Plan (the “Plan”). This option may be exercised for whole shares only. To the extent any provision of this Option Grant Agreement is inconsistent with an employment or similar agreement between you and the Company, its Subsidiaries or Related Entities such agreement shall control, provided, however, that to the extent such agreement is inconsistent with the Plan, the Plan shall control.

1. Vesting. One-third (1/3) of the Shares subject to the option will vest and become exercisable upon the first anniversary of the Grant Date and an additional one-third (1/3) of the Shares subject to the option will vest and become exercisable on each of the subsequent two anniversaries of the Grant Date.

2. Termination of Service.

(a) General. In the event of the termination of your employment or service for the Company, for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries or Related Entities, or with or without cause or by mutual agreement or if you cease to be employed by a Related Entity either through sale or otherwise (“Termination of Service”), your right to vest in your option under the Plan, if any, will terminate effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries or Related Entities, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries or Related Entities, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law (each, the “Notice Period”). For greater clarity, you have no rights to vest in your option during the Notice Period.

(b) Termination for Cause. Notwithstanding the foregoing, if your Termination of Service is by reason of cause, then your right to exercise the option shall terminate concurrently with your Termination of Service. For this purpose cause shall have the meaning as expressly defined in any then-effective written agreement regarding your employment with the Company, any Subsidiary or Related Entity, or in the absence of such then-effective written agreement and definition, is based on the determination by the Committee that you have: (i) performed an act or failure to perform any act in bad faith and to the detriment of the Company, a Subsidiary or any Related Entity; (ii) engaged in dishonesty, intentional misconduct or material breach of any agreement with the Company, a Subsidiary or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

3. Exercise. The option may not be exercised until vested. Once vested, the option may be exercised, in whole or any part, at any time subject to this Section 3. A vested option must be exercised, if at all, prior to the earlier of: (i) one year following your Termination of Service with the Company, its Subsidiaries and Related Entities by reason of death or Disability; (ii) 90 days following your Termination of Service for any reason other than death or Disability or for cause; for this purpose, your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the shares or assets of a Subsidiary or Related Entity for which you are employed at the time of the transaction; or (iii) the tenth anniversary of the Grant Date; and if not exercised prior thereto shall terminate and no longer be exercisable.

4. Exercise Procedure.

(a) General. The option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the option exercise price per share and any applicable tax withholding to the Company. Payment may be made in cash or such other method as the Company may permit from time to time as set forth in the Plan.

(b) PRC Provisions. Notwithstanding anything in the Plan to the contrary and in accordance with Section 4.3 of the Plan, if you are a resident for tax purposes in the Peoples Republic of China (“PRC”), you may exercise your option only by placing a market sell order with a broker with respect to Shares then issuable upon exercise of the option as described in Section 5.1 of the Plan.

5. Tax Withholding. The Company has the authority to deduct or withhold money or shares subject to options, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this option. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Shares with a fair market value equal to the minimum amount of the tax withholding obligation.

6. Transferability. This option is generally not transferable. Any permitted transfer shall be subject to the following conditions: that (a) the Committee receive evidence satisfactory to it that the transfer is being made for asset protection, estate and/or tax planning purposes (or to a “blind trust” in connection with your termination of employment or service with the Company, a Subsidiary or a Related Entity to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities, and (b) after the transfer, you and the transferee comply with all of the original agreements and covenants granted by you in favor of the Company.

7. Personal Data. You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its Subsidiaries and Related Entities hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company and its Subsidiaries and Related Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the PRC or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

8. Voluntary Participation. Your participation in the Plan is voluntary. The value of the option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of an option under the Plan represents a mere investment opportunity.

9. Amendments. To protect your interests, unless otherwise agreed between you and the Company, any amendment to options already granted to you requires your consent.

10. Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of Cayman Islands. Any dispute, controversy or claim arising out of or relating to the Plan and this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNICITRAL Arbitration Rules as at present in force and as may be amended by the rest of this provision. The appointing authority shall be Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre. There shall be only one arbitrator. The language to be used in the arbitral proceedings shall be English.

11. Provisions of the Plan Control. This option is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future. Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of options, vesting provisions, and the exercise price. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

(Signature page to follow)

COMPANY:

For and on Behalf of

TIGER MEDIA, INC.

By
Name:
Title:

ACKNOWLEDGED AND AGREED BY:

Name: